Exhibit (h)(44)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), effective as of the 1st day of May, 2022.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Dynamic Bond Fund, MML Equity Momentum Fund, MML Equity Rotation Fund, MML High Yield Fund, MML Inflation-Protected and Income Fund, MML iShares® 60/40 Allocation Fund, MML iShares® 80/20 Allocation Fund, MML Special Situations Fund, and MML Strategic Emerging Markets Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

1.	Expense Limitation

The Manager agrees to

(i)

cap the fees and expenses of the MML Dynamic Bond Fund (other than extraordinary legal and other expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2023, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 0.57% and 0.82% for Class II and Service Class I, respectively;

(ii)	waive 0.25% of the management fees of the MML Equity Momentum Fund through April 30, 2023 and cap the fees and expenses of the MML Equity Momentum Fund (other than extraordinary legal and other expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2023, to the extent that Total Annual Fund Operating Expenses after Fee Waiver and Expense Reimbursement would otherwise exceed 0.77% and 1.02% for Class II and Service Class I shares, respectively;

(iii)	waive 0.05% of the management fees of the MML Equity Rotation Fund through April 30, 2023;

(iv)	waive 0.04% of the management fees of the MML High Yield Fund through April 30, 2023;

(v)	cap the fees and expenses of the MML Inflation-Protected and Income Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2023, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 0.60% and 0.85% for Initial Class and Service Class shares, respectively;

(vi)	cap the fees and expenses of the MML iShares 60/40 Allocation Fund and MML iShares 80/20 Allocation Fund (other than extraordinary legal and other expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2023 to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 0.50% and 0.75% for Class II and Service Class I shares, respectively;

(vii)	waive 0.05% of the management fees of the MML Special Situations Fund through April 30, 2023; and

(viii)	cap the fees and expenses of the MML Strategic Emerging Markets Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2023, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 1.35% and 1.60% for Class II and Service Class I shares, respectively.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 29th day of April, 2022.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MML SERIES INVESTMENT FUND II on behalf of each Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer